Exhibit 99.1

Where Food Comes From, Inc. Reports 2021 Fourth Quarter and Full Year Financial Results

CASTLE ROCK, Colo., Feb. 24, 2022 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2021 fourth quarter and full year financial results.

“We are extremely pleased with our fourth quarter and full year revenue and earnings growth, particularly in light of the challenges and uncertainties we and our customers faced due to the Covid-19 pandemic,” said John Saunders, Chairman and CEO. “Once again, beef verifications were the primary growth driver, although by year-end we were nearly back to normal in terms of access to customer sites for pork, poultry, dairy and egg audits and our revenue from those channels had also strengthened. Fourth quarter tag sales were negatively impacted by supply chain issues with our primary tag provider. We responded by adding new suppliers and building tag inventory, and early in 2022 are experiencing renewed tag sales momentum. While supply chain issues may persist in 2022, our core verification businesses are well positioned for growth, and we are excited about prospects for further expanding our leadership position in 2022 and beyond.”

Fourth Quarter Results – 2021 vs. 2020

Revenue in the fourth quarter ended December 31, 2021, increased 5% year over year to $5.8 million from $5.6 million. The increase primarily reflected growth of the Company’s verification and certification business, partially offset by lower product sales associated with supply chain disruptions.

Revenue mix included:

●	Verification and certification services, up 9% to $4.4 million from $4.0 million.
●	Product revenue, down 22% year over year to $0.8 million from $1.0 million.
●	Software and related consulting revenue, up 20% to $0.6 million from $0.5 million.

Gross profit in the fourth quarter increased to $2.9 million from $2.5 million in the same period last year. Gross margin increased to 50.6% versus 44.2% year over year.

Selling, general and administrative expense increased 17% year over year to $2.1 million from $1.8 million due to new IT and HR hires as well as the addition of sales, operational and customer service personnel in the Company’s beef and organic verticals.

Operating income increased 29% to $0.8 million from $0.6 million in the same quarter last year.

Net income was $0.7 million, or $0.12 per diluted share, up from net income of $0.5 million, or $0.09 per diluted share, in the same quarter last year.

Adjusted EBITDA in the fourth quarter increased 28% year over year to $1.3 million from $1.0 million.

Full Year Results – 2021 vs. 2020

Total revenue for 2021 increased 9% to $21.9 million from $20.1 million in the prior year. The increase was primarily due to a 13% increase in verification and certification revenue, which more than offset flat product sales and software revenue.

Revenue mix included:

●	Verification and certification services, up 13% to $16.1 million from $14.3 million.
●	Product revenue, essentially flat at approximately $3.8 million.
●	Software and related consulting revenue (excluding intercompany sales), flat at $2.0 million.

Gross profit for the full year increased to $9.7 million from $8.9 million. Gross margin was essentially flat at 44.4% year over year due to higher compensation costs and a change in revenue mix due to the resumption of audit activity in certain lower-margin verification categories.

Selling, general and administrative expense increased slightly year over year to $7.4 million from $7.2 million.

Operating income increased 37% year over year to $2.3 million from $1.7 million.

Net income in 2021, inclusive of $1.0 million in PPP loan forgiveness that occurred in the first quarter of the year, increased 114% to $3.0 million, or $0.48 per diluted share, compared to net income of $1.4 million, or $0.22 per diluted share, in the prior year.

Adjusted EBITDA increased 23% to $3.7 million from $3.0 million last year.

The Company generated $3.0 million in net cash from operations in 2021, up from $2.5 million a year ago.

The cash and cash equivalents balance on December 31, 2021, increased 24% to $5.4 million from $4.4 million. The Company had $5.7 million in working capital at December 31, 2021, up from $4.4 million.

Fourth Quarter Earnings Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13726788

Phone replay:

A telephone replay of the conference call will be available through March 24, 2022, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13726788

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as International Certification Services and A Bee Organic), Postelsia and Sterling Solutions units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; and the Company’s ability to manage supply chain issues, expand on its leadership position and continue delivering growth are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for 2021 are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director, Investor Relations

303-880-9000

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands, except per share amounts)	2021	2020	2021	2020
Revenues:
Verification and certification service revenue	$4,399	$4,036	$16,058	$14,254
Product sales	759	976	3,830	3,859
Software and related consulting revenue	648	539	2,044	1,963
Total revenues	5,806	5,551	21,932	20,076
Costs of revenues:
Costs of verification and certification services	2,039	2,124	8,402	7,407
Costs of products	472	639	2,441	2,508
Costs of software and related consulting	357	332	1,352	1,233
Total costs of revenues	2,868	3,095	12,195	11,148
Gross profit	2,938	2,456	9,737	8,928
Selling, general and administrative expenses	2,144	1,840	7,434	7,241
Income from operations	794	616	2,303	1,687
Other income/(expense):
Dividend income from Progressive Beef	110	60	200	150
Gain/(loss) on disposal of assets	86	(1)	95	18
Loan forgiveness from Paycheck Protection Program	-	-	1,037	-
Loss on foreign currency exchange	(2)	(1)	(11)	(2)
Other income, net	1	1	2	7
Interest expense	(1)	(4)	(6)	(13)
Income before income taxes	988	671	3,620	1,847
Income tax expense	246	126	659	462
Net income	$742	$545	$2,961	$1,385

Per share - net income:
Basic	$0.13	$0.09	$0.49	$0.23
Diluted	$0.12	$0.09	$0.48	$0.22

Weighted average number of common shares outstanding:
Basic	6,083	6,118	6,098	6,162
Diluted	6,167	6,232	6,185	6,221

Where Food Comes From, Inc.

Balance Sheets (Audited)

	December 31,	December 31,
(Amounts in thousands, except per share amounts)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$5,414	$4,374
Accounts receivable, net of allowance	2,178	2,508
Inventory	767	-
Prepaid expenses and other current assets	325	592
Total current assets	8,684	7,474
Property and equipment, net	1,295	1,616
Right-of-use assets, net	2,823	3,030
Investment in Progressive Beef	991	991
Intangible and other assets, net	2,581	2,948
Goodwill, net	2,946	2,946
Deferred tax assets, net	464	443
Total assets	$19,784	$19,448

Liabilities and Equity
Current liabilities:
Accounts payable	$447	$649
Accrued expenses and other current liabilities	710	599
Deferred revenue	1,513	1,132
Current portion of long term debt	-	463
Current portion of finance lease obligations	13	13
Current portion of operating lease obligations	313	268
Total current liabilities	2,996	3,124
Long term debt, net of current portion	-	572
Finance lease obligations, net of current portion	19	31
Operating lease obligation, net of current portion	3,020	3,257
Total liabilities	6,035	6,984

Commitments and contingencies

Equity:

Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,489 (2021) and 6,456 (2020) shares issued, and 6,071 (2021) and 6,118 (2020) shares outstanding	6	6
Additional paid-in-capital	11,955	11,612
Treasury stock of 419 (2021) and 338 (2020) shares	(3,807)	(2,702)
Retained earnings	5,595	3,548
Total equity	13,749	12,464
Total liabilities and stockholders’ equity	$19,784	$19,448

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(Amounts in thousands)	2021	2020	2021	2020

Net income	$742	$545	$2,961	$1,385
Adjustments to EBITDA:
Interest expense	1	4	6	13
Income tax expense	246	126	659	462
Depreciation and amortization	198	263	799	997
EBITDA*	1,187	938	4,425	2,857
Adjustments:
Loan forgiveness	-	-	(1,037)	-
Stock-based compensation	69	41	291	121
Cost of acquisitions	-	-	-	15
ADJUSTED EBITDA*	$1,256	$979	$3,679	$2,993

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.